UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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NVIDIA CORPORATION
(Name of Registrant as Specified In Its Charter)

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SUPPLEMENT TO
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT DATED APRIL 23, 2021
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2021

This proxy statement supplement (the “Supplement”) provides updated information with respect to the 2021 Annual Meeting of Stockholders (the “2021 Meeting”) of NVIDIA Corporation, a Delaware corporation, to be held on Thursday, June 3, 2021 at 11:00 a.m. Pacific Daylight Time. Unless the context otherwise requires, references to “NVIDIA,” “the Company,” “we,” and “our” refer to NVIDIA Corporation.

On April 23, 2021, we commenced distribution of a Notice Regarding the Availability of Proxy Materials (the “Notice”) for the 2021 Meeting. This Supplement, which describes recent developments related to Proposal No. 4, should be read in conjunction with the Notice and the Definitive Proxy Statement we filed with the Securities and Exchange Commission (the “SEC”) on April 23, 2021 (the “Proxy Statement”).
Supplement to Proposal No. 4
On May 21, 2021, we announced that our Board of Directors (the “Board”) approved and declared a four-for-one stock split of our common stock payable in the form of a stock dividend to make stock ownership more accessible to investors and employees. The stock dividend is conditioned on stockholder approval of Proposal No. 4, an amendment to our Amended and Restated Certificate of Incorporation (the “Charter”) to increase the number of authorized shares of common stock from 2 billion shares to 4 billion shares. The full content of Proposal No. 4, incorporating relevant information regarding our recently approved stock dividend, is provided below for reference.
Voting Matters
Except as described in this Supplement, there are no changes to the proposals to be acted upon at the 2021 Meeting, which are described in the Proxy Statement and listed on the proxy or Notice you previously received. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you have already submitted your proxy and wish to change your vote, you may do so in any of the following ways:
Stockholder of Record

You are a stockholder of record if your shares were registered directly in your name with our transfer agent, Computershare, on April 5, 2021, and you can change your vote before the final vote at the 2021 Meeting in any of the following ways:

Voting Methods	To Change Your Vote
Attend the 2021 Meeting virtually and vote during the meeting	Attend the meeting at www.virtualshareholdermeeting.com/NVIDIA2021 with your control number and submit your change of vote through the online portal.
Via the Internet before the 2021 Meeting	Go to www.ProxyVote.com with your control number and submit your change of vote through the online portal.
By telephone before the 2021 Meeting, by following the instructions provided in the Notice or your proxy materials	Call 1-800-690-6903 with your control number and follow the prompts to change your vote.
Submit another properly completed proxy card before the 2021 Meeting with a later date
Please (1) visit www.ProxyVote.com, (2) call 1-800-579-1639, (3) send an email to sendmaterial@proxyvote.com (including your control number in the subject line) or (4) email shareholdermeeting@nvidia.com for further information.

Alternatively, to revoke your proxy, send a written notice that you are revoking your proxy to NVIDIA Corporation, 2788 San Tomas Expressway, Santa Clara, California 95051, Attention: Timothy S. Teter, Secretary or via email to shareholdermeeting@nvidia.com.

Street Name Holder

If your shares are held through a nominee, such as a bank or broker, as of April 5, 2021, then you are the beneficial owner of shares held in “street name,” and you have the right to direct the nominee how to vote those shares for the 2021 Meeting. The nominee should provide you a separate Notice or voting instructions, and you should follow those instructions to tell the nominee how to vote. You may also vote by attending the 2021 Meeting virtually with your control number. To change your vote, contact your bank or broker and follow their instructions on how to change your vote. You MUST give your nominee instructions in order for your vote to be counted on Proposal No. 4.

Stockholders who have not voted are encouraged to vote as soon as possible.

Proposal No. 4—Approval of an Amendment to our Amended and Restated
Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock
from 2 Billion Shares to 4 Billion Shares

What am I voting on? Approval of an amendment to our Charter to increase the number of authorized shares of common stock from 2 billion shares to 4 billion shares.
Vote required: A majority of the shares outstanding.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: Same as a vote AGAINST.

For purposes of this Proposal No. 4, the term “Proposed Amendment” refers to an amendment and restatement of our Charter.
Description of the Proposed Amendment
Our Charter currently authorizes the issuance of up to two billion shares of common stock, par value $0.001 per share, and two million shares of preferred stock, par value $0.001 per share.
On April 7, 2021, our Board approved an amendment to the Charter to increase the number of authorized shares of common stock from two billion shares to four billion shares, conditioned upon stockholder approval of this Proposal No. 4. Subsequently, on May 21, 2021, our Board declared a four-for-one stock split of our common stock payable in the form of a stock dividend, conditioned upon stockholder approval of this Proposal No. 4, to make stock ownership more accessible to investors and employees. The Board determined that the Proposed Amendment is advisable and in the best interests of NVIDIA and directed that the Proposed Amendment be submitted for adoption and approval by stockholders at the 2021 Meeting.
The full text of the Proposed Amendment is set forth in Appendix A to the Proxy Statement. The Proposed Amendment would not affect the number of authorized shares of preferred stock. Currently, there are no shares of preferred stock issued and outstanding.
Why Our Stockholders Should Support This Proposal No. 4 and Risks to Stockholders if This Proposal No. 4 is Not Approved

If our stockholders approve this Proposal No. 4, the stock split would be effected pursuant to a stock dividend of three additional shares of common stock to the holders of record of each share of our common stock (the “Stock Dividend”) as of the close of business on June 21, 2021 (the “Dividend Record Date”), to be distributed after the close of trading on July 19, 2021. The Stock Dividend will also result in an increase in the number of shares of common stock available for issuance under our equity incentive plans, employee stock purchase plan and the number of shares of common stock subject to outstanding stock awards and purchase rights granted under such plans, due to the adjustment provisions set forth in such plans.

The Stock Dividend is intended to make stock ownership more accessible to investors and employees. The trading price of the Company’s common stock has risen significantly over the past several years, having gone up by more than 1465% since April 5, 2016. The closing market price of our common stock on April 5, 2021 was $559.50 as reported on The Nasdaq Stock Market LLC (“Nasdaq”).

Historically, we have effected stock splits four times since our shares began trading on Nasdaq. Generally, these stock splits were effected when the stock price was considered high and the post-stock split price was reduced in order to attract a broader base of investors and to benefit employees.

The Board regularly evaluates the effect of the trading price of the Company’s common stock on the liquidity and marketability of the common stock and believes the considerable price appreciation has made the common stock less affordable and, therefore, less attractive to certain investors. The Board believes that the Stock Dividend would make the Company’s shares of common stock more affordable and attractive to a broader group of potential investors, with the goal of increasing liquidity in the trading of the common stock.

In addition to supporting the Board’s decision to approve and declare the Stock Dividend to make stock ownership more accessible to investors and employees, we believe it would be prudent to have additional shares available for issuance to enable future acquisitions and continue our responsible historical equity award granting practices.

We have made a number of acquisitions in the past year, including acquiring Mellanox Technologies Ltd. for approximately $7 billion in April 2020. In addition, we announced the planned acquisition of Arm Limited in September 2020 for approximately $40 billion, the terms of which provide for the issuance of approximately 44.3 million shares of common stock, as well as up to an additional 10.3 million shares of common stock that SoftBank may elect to receive pursuant to a potential earn out in connection with the transaction.

In addition, the Board grants equity awards in order to attract, retain and motivate the Company’s new and existing employees. The Company’s employees have a high level of interest and ownership in NVIDIA common stock. The Board believes that the considerable price appreciation, and the associated reduction in the number of shares of stock covered by equity awards the Company issues, has reduced the perceived attractiveness of employee equity awards and limits the ability for employees to hold and retain equity on a post-tax basis.

If our stockholders fail to approve the Proposed Amendment, it would limit the ability of the Board to issue additional shares of common stock for such purposes.

For the reasons stated above, the Board believes that effecting the Stock Dividend would be in the best interests of NVIDIA, our stockholders and our employees.

To assist our stockholders in evaluating the merits of this Proposal No. 4, our outstanding and reserved shares of common stock and the number of shares needed to effect the Stock Dividend is as follows:

Description of Capital	Number of Shares
As of April 5, 2021, prior to payment of the Stock Dividend:
1.Shares of common stock outstanding	622,383,615
2.Equity awards outstanding and shares reserved for future issuance under our equity incentive plans and employee stock purchase plan	109,959,544
3.Shares reserved for issuance in connection with planned Arm Limited acquisition[1]	54,600,000
4.Aggregate shares of common stock outstanding and reserved for issuance (sum of rows 1, 2 and 3)	786,943,159
5.Shares of common stock authorized by our Charter prior to approval of Proposal No. 4	2,000,000,000

6.Shares needed for Stock Dividend with respect to aggregate shares of common stock outstanding and reserved for issuance	2,360,829,477

Assuming approval of Proposal No. 4 and after payment of the Stock Dividend:
7.Sum of shares of common stock outstanding, shares reserved for issuance and shares needed for Stock Dividend (sum of rows 4 and 6)	3,147,772,636
8.Shares of common stock authorized by our Charter after approval of Proposal No. 4	4,000,000,000
1 As previously disclosed in our Annual Report on Form 10-K filed with the SEC on February 26, 2021, we plan to issue 44.3 million shares of our common stock to SoftBank upon the closing of the Arm Limited acquisition. The Arm Limited acquisition also includes a potential share earn out, pursuant to which SoftBank may elect to receive up to an additional 10.3 million shares of common stock, which is contingent on the achievement of certain financial performance targets by Arm Limited during the fiscal year ending March 31, 2022. The shares reserved for issuance in connection with the planned Arm Limited acquisition described above do not include an additional estimated 3 million shares that may be issued in connection with the closing of the Arm Limited acquisition pursuant to outstanding Arm Limited equity awards held by Arm Limited employees.

Other Purposes and Effects of the Proposed Amendment

As a general matter, the increase in our authorized but unissued shares of common stock as a result of the Proposed Amendment would enable the Board to issue additional shares of common stock in its discretion from time to time for general corporate purposes, including, but not limited to, stock dividends and/or stock splits, including the planned Stock Dividend; expanding our business through mergers and acquisitions, including shares we are obligated to issue upon the closing of the pending acquisition of Arm Limited; providing equity incentives to employees, officers or directors; and the raising of additional capital. Such issuances would occur without further action or approval of our stockholders, but would be subject to, and limited by, any rules or listing requirements of Nasdaq and any other applicable rules or regulations. Except for shares of common stock reserved for issuance pursuant to our equity incentive plans and employee stock purchase plan, shares we are obligated to issue upon the closing of the pending acquisition of Arm Limited, and shares of common stock expected to be distributed to stockholders to effect the Stock Dividend, we do not currently have any other plans, agreements, commitments or understandings with respect to the issuance of the additional shares (or the currently authorized but unissued shares) of common stock, nor do we currently have any plans, arrangements, commitments or understandings with respect to the issuance of any shares of preferred stock.
Any additional authorized shares of common stock, if and when issued, would be part of our existing class of common stock, and would have the same rights and privileges as the currently outstanding shares of common stock. The holders of common stock are not entitled to preemptive rights or cumulative voting.
Effective Date of Proposed Amendment
If the Proposed Amendment is adopted by the required vote of stockholders, it will become effective on the date the Proposed Amendment is filed with the Secretary of State of the State of Delaware, which we anticipate will be on or around June 4, 2021. If the Proposed Amendment is adopted and approved and becomes effective, we anticipate the Stock Dividend will be paid after the close of trading on July 19, 2021 to the record holders of each share of our common stock as of the close of business on the Dividend Record Date.
Reservation of Rights
Our Board reserves the right to not proceed with the Proposed Amendment and to abandon the Proposed Amendment without further action by our stockholders at any time before the effectiveness of the filing of the Proposed Amendment with the Secretary of State of the State of Delaware, even if the Proposed Amendment is adopted and approved by our stockholders at the 2021 Meeting. In addition, as permitted under the Delaware General Corporation Law, in the exercise of its fiduciary duties, the Board may determine to delay or abandon the Stock Dividend if it deems it to be in the best interests of NVIDIA and our stockholders. By voting in favor of the Proposed Amendment, you are expressly also authorizing our Board to delay, not proceed with, and abandon, the Proposed Amendment if it should so decide, in its sole discretion, and that such action is in the best interests of our Company and its stockholders. If the Board elects to abandon the Proposed Amendment, the number of authorized shares of common stock will remain at two billion.
Recommendation of the Board
The Board recommends that you vote FOR the approval of the Proposed Amendment to increase the number of authorized shares of common stock from two billion shares to four billion shares.